UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SURROZEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-1485763
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

171 Oyster Point Boulevard, Suite 400 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable to purchase one share of Common Stock at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

Explanatory Note

This Registration Statement on Form 8-A is being filed by Surrozen, Inc. (the “Company”), formerly known as Consonance-HFW Acquisition Corp., with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and its warrants to purchase shares of the Common Stock (the “Warrants”) from the NYSE American LLC to The Nasdaq Capital Market.

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Common Stock and Warrants.

The description of the Warrants registered hereunder is set forth under the heading “Description of Securities” in the prospectus, dated as of November 18, 2020 (File No. 333-249394) and filed with the SEC on November 19, 2020, and is incorporated herein by reference. The description of the Common Stock registered hereunder is set forth under the heading “Description of New Surrozen Securities” in the proxy statement/prospectus, dated as of July 15, 2021 (File No. 333-256146) and filed with the SEC on July 15, 2021, and is incorporated herein by reference.

Item 2.	Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The Nasdaq Capital Market and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 11, 2021

Surrozen, Inc.

By:	/s/ Craig Parker
Name: Craig Parker
Title: Chief Executive Officer